CENTRAL MINERA CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

We will hold the Annual Meeting of our Shareholders on Friday, December 23, 2005 in the boardroom at 1810-1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3. The meeting will start at11:00 a.m. (Vancouver time). We cordially invite you to attend and encourage you to do so.

At the meeting we will:

1. present the report of the directors;

2.	present our financial statements for the year ended June 30, 2004 and the report of our auditor on those statements;

3.	elect directors;

4.	appoint the auditor; and

5.	consider any other proper business.

By order of the Board of Directors

“Joan Jamieson”

October 28, 2005 Corporate Secretary.

If you cannot attend, we encourage you to complete and return the enclosed Form of Proxy indicating your voting instructions. Please complete, date and sign your Form of Proxy and return it by mail or fax to our transfer agent, Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8, Canada (fax: (604) 689-8144). To be valid, a completed Form of Proxy must be received by our transfer agent by no later than 5:00 p.m. on Wednesday, December 22, 2004 or, if the meeting is adjourned, by no later than 48 hours prior to the time of the adjourned meeting.

If you are not a registered shareholder, please refer to the accompanying Management Proxy Circular for information on how to vote your shares.